Exhibit 10.1

October 13, 2014	Dean Carter Chief Human Resources Officer

Ronald D. Boire 7 Blanchard Drive Warwick, NY 10990	Sears Holdings Management Corporation 3333 Beverly Road B6-169B Hoffman Estates, IL 60179 PH: 847-286-1548 Email: dean.carter@searshc.com

Re:	Separation from Service

Dear Ron:

This letter agreement (“Letter Agreement”) memorializes our discussions related to your resignation as Executive Vice President, Chief Merchandising Officer and President – Sears Full Line Stores and Kmart Formats of Sears Holding Corporation (the “Company”) to serve as Acting President and Chief Executive Officer of Sears Canada Inc. (“Sears Canada”), effective as of October 15, 2014 (the “Resignation Date”).

In consideration of the mutual agreements, provisions, and covenants contained in this Letter Agreement, the Company and you hereby agree as follows:

1.	Separation from Service. Effective as of the close of business on the Resignation Date, you hereby resign your employment with the Company, and concurrently resign from all offices and directorships you hold with the Company or any of its affiliates (other than Sears Canada). You acknowledge and agree that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates (other than Sears Canada) in which you participated or to which you were a party (including, without limitation, that certain offer letter dated as of February 10, 2012 (the “Offer Letter”) and that certain Executive Severance Agreement, dated as of January 8, 2012 (the “Severance Agreement”), in each case by and between the Company and you), your resignation from your positions with the Company and its affiliates (other than Sears Canada) on the Resignation Date shall be a voluntary resignation for purposes of the Severance Agreement. Moreover, in the case of any such plan, agreement, policy, or arrangement that includes the concept of resignation with “good reason” or a similar term of like meaning, you agree that your resignation shall be considered to have been made without “good reason” (or such similar term).

2.	Vesting of Certain Long-Term Incentive Compensation. Notwithstanding any provision of your Offer Letter or any award letter or other agreement to the contrary, the Company agrees that, effective as of your Resignation Date, you shall be fully vested in the long-term cash and equity awards set forth on Exhibit A hereto, and these awards shall be paid or settled, as applicable, as soon as practicable thereafter (but in no event later than March 15, 2015). Any other cash or equity long-term incentive compensation award, to the extent not vested as of the Resignation Date, shall be automatically forfeited as of the Resignation Date.

3.	Restrictive Covenants. For the avoidance of doubt, you acknowledge and agree that your Resignation Date constitutes your “Date of Termination” for purposes of the Severance Agreement, and as such you are subject to the covenants set forth in Sections 3 through 9 of the Severance Agreement. Notwithstanding the foregoing, the Company agrees that your employment with Sears Canada following the Resignation Date shall not constitute a breach of Section 4(c) of the Severance Agreement.

4.	Miscellaneous.

(a)	Amendments. This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

(b)	Governing Law. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to conflict of laws principles thereof.

(c)	Entire Agreement. By signing this Letter Agreement, you acknowledge and agree that you have no rights to any further compensation or benefits under the Offer Letter or Severance Agreement. This Letter Agreement constitutes the complete understanding between the parties hereto relating to the subject matter hereof, and supersedes in its entirety any prior oral or written agreements, understandings, or representations relating to the subject matter hereof; provided, however, that Section 3 through 22 of the Severance Agreement shall survive with respect to your obligations and the Company’s and its affiliates’ rights referenced in Section 3 of this Letter Agreement as if fully set forth herein.

Please confirm your agreement to the foregoing by executing this Letter Agreement as indicated below.

Sincerely,

/s/ Dean Carter

Dean Carter

Acknowledged and Agreed:

/s/ Ronald D. Boire	10/14/14
Ronald D. Boire	Date

Exhibit A

Ronald D. Boire

Unvested Incentive Compensation

Restricted Stock Awards

Grant Date	Shares/Units Granted	Equity Type	Stock Plan Year	Vest Date
01/09/2012	25,000	RSS	2006	01/09/2015

Cash Awards

Grant Date	Grant Amount	Vest Date	Grant Reason
03/24/2014	$202,958	01/09/2015	Cash Rights – LE
11/13/2012	$121,377	01/09/2015	Cash Rights – CAN
09/11/2012	$52,505	01/09/2015	Cash Rights – SHO
Total:	$376,840

The $50,000 paid to you on October 15, 2014 as the final installment of your sign-on bonuses payable to you under your Offer Letter shall not be subject to the repayment provisions otherwise set forth in the Offer Letter.